Exhibit 23.3
EXHIBIT 23.3
HARVEST NATURAL RESOURCES, INC.
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134630, 333-115841, 333-94823, 333-49114, and 333-85900), Form S-3 (No. 333-162858) and Form S-4 (No. 333-42139) of Harvest Natural Resources, Inc. (formerly Benton Oil and Gas Company) of our report dated January 22, 2010, except for the matters indicated in Note 22 whose date is February 26, 2010, relating to the financial statements of Petrodelta, S. A. at December 31, 2009 presented in accordance with International Reporting Standards, which appears in this Annual Report on Form 10-K.
/s/ PGFA Perales, Pistone & Asociados
Caracas, Venezuela
March 16, 2010